NEWS RELEASE

Coeur Reports Third Quarter 2019 Production and Sales Results
Chicago, Illinois - October 10, 2019 - Coeur Mining, Inc. (the "Company" or "Coeur") (NYSE: CDE) today announced third quarter 2019 production of 99,782 ounces of gold, 3.0 million ounces of silver, 4.2 million pounds of zinc and 4.5 million pounds of lead. Metal sales for the quarter totaled 100,407 ounces of gold, 3.0 million ounces of silver, 4.1 million pounds of zinc and 4.3 million pounds of lead.
The Company is reaffirming full-year 2019 production guidance of 334,000 - 372,000 ounces of gold, 12.2 - 14.7 million ounces of silver, 25 - 40 million pounds of zinc and 20 - 35 million pounds of lead.

Quarterly Production Results

"As anticipated, our third quarter operational results reflected the beginning of a strong second half that is expected to continue throughout the remainder of the year," said Mitchell J. Krebs, Coeur's President and Chief Executive Officer. "Wharf bounced back from a slow first half to deliver a strong quarter, while Palmarejo and Kensington generated solid operational results to help drive a 15% quarter-over-quarter increase in Companywide gold production. At Rochester, we are beginning to see initial results from the newly-installed high-pressure grinding roll ("HPGR") unit that are consistent with third-party test work and our internal expectations."
"At Silvertip, quarterly production rates declined as we took advantage of favorable weather to extend planned downtime to complete several key surface projects. Additionally, we bolstered the internal and external resources at site to address remaining mill projects that will allow for a higher and more sustained level of mill availability," continued Mr. Krebs. "Overall, we expect to achieve production guidance at each of our operations with the Companywide goal of returning to positive free cash flow in 2019."

Operations
Third quarter production and sales highlights for each of Coeur's operations are provided below.
Palmarejo, Mexico

	3Q 2019	2Q 2019	1Q 2019	4Q 2018	3Q 2018
Tons milled	442,464	447,727	378,987	378,389	300,116
Average gold grade (oz/t)	0.09	0.07	0.07	0.08	0.10
Average silver grade (oz/t)	4.88	4.74	4.64	5.96	6.26
Average recovery rate – Au	81.7%	87.7%	83.4%	97.6%	88.8%
Average recovery rate – Ag	79.6%	81.8%	72.8%	84.0%	82.2%
Ounces Produced
Gold	31,779	28,246	23,205	31,239	27,885
Silver (000's)	1,720	1,735	1,278	1,893	1,544
Ounces Sold
Gold	32,731	28,027	27,394	23,667	29,830
Silver (000's)	1,747	1,709	1,405	1,534	1,572
Average realized price per gold ounce	$1,269	$1,210	$1,154	$1,148	$1,082
Average realized price per silver ounce	$17.05	$14.86	$15.39	$14.57	$14.75

•
Third quarter gold production increased 13% to 31,779 ounces, while silver production remained consistent at approximately 1.7 million ounces compared to the prior quarter. Year-over-year, gold and silver production increased by approximately 14% and 11%, respectively

•
Higher gold production during the quarter was primarily driven by the improvement in average grade, partially offset by lower recoveries. Consistent quarter-over-quarter silver production reflected higher grade offset by slightly lower recoveries and mill throughput. Lower recoveries during the quarter reflect additional in-circuit inventory and adjustments on final settlements of doré sales

•
Production began at La Nación, located within the Independencia mine complex, in the beginning of the third quarter. La Nación is anticipated to continue ramping up through the end of 2019 as infrastructure projects are completed, adding approximately 400 tons per day of additional mill feed

•
Commissioning of a new thickener was completed on-budget and on-schedule in the third quarter. The project is expected to increase metallurgical recoveries for both gold and silver by approximately 2% and has an estimated one-year payback

•
Approximately 33% of gold sales in the third quarter, or 10,785 ounces, were sold under Palmarejo's gold stream agreement at a price of $800 per ounce. Full-year gold sales under the stream agreement are expected to remain around similar levels

•	Full-year 2019 production guidance remains unchanged at 95,000 - 105,000 ounces of gold and 6.5 - 7.2 million ounces of silver

Rochester, Nevada

	3Q 2019	2Q 2019	1Q 2019	4Q 2018	3Q 2018
Tons placed	2,516,353	2,786,287	2,667,559	3,674,566	4,061,082
Average silver grade (oz/t)	0.43	0.45	0.46	0.46	0.52
Average gold grade (oz/t)	0.004	0.003	0.003	0.004	0.004
Ounces Produced
Silver (000's)	982	971	960	1,466	1,290
Gold	7,901	8,609	8,256	15,926	14,702
Ounces Sold
Silver (000's)	951	962	1,000	1,391	1,248
Gold	7,651	8,642	8,511	15,339	14,257
Average realized price per silver ounce	$17.02	$14.83	$15.31	$14.53	$14.70
Average realized price per gold ounce	$1,476	$1,295	$1,299	$1,234	$1,204

•
Tons placed in the third quarter decreased 10% quarter-over-quarter and 38% year-over-year to approximately 2.5 million tons. Fewer tons placed reflects the commissioning of the new three-stage crushing circuit during the quarter

•
Silver production remained consistent quarter-over-quarter at approximately 1.0 million ounces, while gold production decreased 8% to 7,901 ounces. Year-over-year, silver and gold production decreased 24% and 46%, respectively

•
Silver production was impacted by slightly lower average grade, while gold production decreased largely due to fewer tons placed. Side slope leaching on the Stage III and Stage IV leach pads as well as the stacking of run-of-mine material early in the quarter were used to supplement production

•
Initial recovery results from bottle roll and column tests on HPGR-crushed ore observed during the quarter were encouraging and in-line with original expectations. The Company plans to continue monitoring and benchmarking results against third-party test work to further validate recovery rates associated with the HPGR unit

•
Production in the fourth quarter is anticipated to benefit from the stacking of additional tons, reflecting a full quarter integrating the new crushing circuit. The Company began stacking HPGR-crushed material close to the liner of the Stage IV leach pad in September, with breakthrough expected later this month. Additional run-of-mine material may be used opportunistically to supplement production through the remainder of 2019

•	Coeur is maintaining full-year 2019 production guidance of 4.2 - 5.0 million ounces of silver and 40,000 - 50,000 ounces of gold

Kensington, Alaska

	3Q 2019	2Q 2019	1Q 2019	4Q 2018	3Q 2018
Tons milled	166,475	160,510	164,332	166,310	167,964
Average gold grade (oz/t)	0.22	0.23	0.20	0.23	0.17
Average recovery rate	93.2%	93.0%	90.2%	93.0%	91.8%
Gold ounces produced	34,156	34,049	29,973	35,335	26,809
Gold ounces sold	35,452	34,415	31,335	33,202	25,648
Average realized price per gold ounce	$1,485	$1,312	$1,286	$1,246	$1,161

•	Commercial production at Jualin was declared on December 1, 2018. The figures shown in the table above include pre-commercial production

•	Continued strong gold production during the third quarter totaled 34,156 ounces, consistent with the prior period. Year-over-year gold production increased 27%

•
Jualin accounted for approximately 15% of Kensington’s third quarter production, compared to approximately 17% in the prior quarter. Jualin is now anticipated to account for approximately 15% of Kensington's total production in 2019, largely due to an expected increase in production from the Kensington Main deposit

•
During the quarter, 9,784 ounces were sold under Kensington's $25.0 million prepayment agreement. Coeur anticipates a working capital outflow of approximately $15.0 million associated with these sales in the third quarter and expects the remaining $10.0 million working capital outflow during the fourth quarter

•	Full-year 2019 production guidance is unchanged at 117,000 - 130,000 ounces of gold

Wharf, South Dakota

	3Q 2019	2Q 2019	1Q 2019	4Q 2018	3Q 2018
Tons placed	1,503,021	919,435	1,090,510	1,644,168	1,127,391
Average gold grade (oz/t)	0.027	0.023	0.020	0.020	0.023
Ounces produced
Gold	25,946	15,680	16,902	16,960	19,437
Silver (000's)	18	12	13	13	13
Ounces sold
Gold	24,573	15,301	18,086	15,306	19,874
Silver (000's)	17	12	14	11	12
Average realized price per gold ounce	$1,481	$1,311	$1,317	$1,247	$1,198

•	Gold production in the third quarter increased 65% quarter-over-quarter and 33% year-over-year to 25,946 ounces

•
Higher production during the quarter was largely driven by the placement of additional tons and improved grade. Tons placed increased 63% quarter-over-quarter to 1.5 million, while average gold grade increased 17% to 0.027 ounces per ton

•
Operational results reflect better crusher performance and improved weather conditions. Strong crusher performance and the placement of higher-grade ore are expected to drive solid production results in the fourth quarter

•	The Company is maintaining full-year 2019 production guidance of 82,000 - 87,000 ounces of gold

Silvertip, British Columbia

	3Q 2019	2Q 2019	1Q 2019	4Q 2018	3Q 2018
Tons milled	53,145	59,689	62,051	38,802	28,080
Average silver grade (oz/t)	7.54	7.48	5.50	6.06	7.29
Average zinc grade (%)	7.6%	7.5%	5.9%	5.8%	8.0%
Average lead grade (%)	5.4%	5.4%	3.7%	3.9%	4.6%
Average recovery rate – Ag	74.8%	77.0%	69.9%	60.5%	47.0%
Average recovery rate – Zn	51.7%	59.1%	50.5%	69.1%	49.1%
Average recovery rate – Pb	78.4%	77.3%	66.8%	54.7%	44.4%
Produced
Silver (000's ounces)	300	344	239	142	96
Zinc (000's lbs)	4,197	5,322	3,719	3,083	2,207
Lead (000's lbs)	4,478	4,980	3,077	1,658	1,159
Sold
Silver (000's ounces)	290	365	215	127	131
Zinc (000's lbs)	4,076	5,303	4,723	2,552	1,772
Lead (000's lbs)	4,331	5,186	2,748	1,444	1,645
Average realized price per silver ounce, gross	$19.94	$15.18	$14.98	$15.54	$14.62
Treatment and refining charges per silver ounce	$1.63	$1.18	$1.24	$1.38	$3.34
Average realized price per silver ounce, net	$18.31	$14.00	$13.74	$14.16	$11.28
Average realized price per zinc pound, gross	$0.82	$0.83	$1.50	$1.07	$1.20
Treatment and refining charges per zinc pound	$0.35	$0.34	$0.31	$0.24	$0.27
Average realized price per zinc pound, net	$0.47	$0.49	$1.19	$0.83	$0.93
Average realized price per lead pound, gross	$1.02	$0.87	$0.92	$0.87	$0.97
Treatment and refining charges per lead pound	$0.07	$0.05	$0.06	$0.07	$0.07
Average realized price per lead pound, net	$0.95	$0.82	$0.86	$0.80	$0.90

•	Silvertip achieved commercial production on September 1, 2018. The figures shown in the above table include pre-commercial production

•
Third quarter silver production decreased 13% to 0.3 million ounces quarter-over-quarter, while zinc and lead production decreased 21% and 10%, respectively, to 4.2 million pounds of zinc and 4.5 million pounds of lead. Lower production was largely driven by planned and unplanned downtime, which impacted mill availability during the quarter

•
Planned downtime was extended to take advantage of favorable weather conditions to address key projects to improve mill availability. Additional third-party maintenance resources were added during the quarter to accelerate mill stabilization efforts

•
The Company also deployed a coordinated human resources strategy to further enhance the operation's leadership team, improve recruitment and retention efforts, and bolster training of mill operators. These efforts, combined with the accelerated mill maintenance plan, have resulted in significant improvements in mill availability late in the third quarter and month-to-date

•
The permit amendment application to operate at a year-round mining and milling rate of 1,100 tons (1,000 metric tonnes) per day is in the final stages of the approval process and expected to be received in the fourth quarter

•	Full-year 2019 production guidance is unchanged at 1.5 - 2.5 million ounces of silver, 25 - 40 million pounds of zinc and 20 - 35 million pounds of lead

2019 Production Guidance
Coeur's 2019 production guidance remains unchanged from its guidance published on August 7, 2019.

	Gold	Silver	Zinc	Lead
	(oz)	(K oz)	(K lbs)	(K lbs)
Palmarejo	95,000 - 105,000	6,500 - 7,200	—	—
Rochester	40,000 - 50,000	4,200 - 5,000	—	—
Kensington	117,000 - 130,000	—	—	—
Wharf	82,000 - 87,000	—	—	—
Silvertip	—	1,500 - 2,500	25,000 - 40,000	20,000 - 35,000
Total	334,000 - 372,000	12,200 - 14,700	25,000 - 40,000	20,000 - 35,000

Financial Results and Conference Call
Coeur will report its second quarter financial results on November 4, 2019 after the New York Stock Exchange closes for trading. There will be a conference call on November 5, 2019 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
(855) 669-9657 (Canada)
(412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Terry F. D. Smith, Senior Vice President of Operations, Hans J. Rasmussen, Senior Vice President of Exploration, and other members of management. A replay of the call will be available through November 19, 2019.

Replay numbers:        (877) 344-7529 (U.S.)
(855) 669-9658 (Canada)
(412) 317-0088 (International)
Conference ID:        101 35 184

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with five wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota, and the Silvertip silver-zinc-lead mine in British Columbia. In addition, the Company has interests in several precious metals exploration projects throughout North America.

Cautionary Statement
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated production, cash flow, recoveries, mining rates, throughput, operations at Palmarejo, Rochester, Kensington, Wharf and Silvertip, including timing of obtaining permit amendment approval for Silvertip and the impact of the new thickener at Palmarejo, the new crushing circuit at Rochester and Jualin production at Kensington. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold, silver, zinc, and lead and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of mineral reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, the loss or insolvency of any third-party smelter or refiner with whom Coeur does business, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

Christopher Pascoe, Coeur's Director, Technical Services and a qualified person under Canadian National Instrument 43-101, approved the scientific and technical information concerning Coeur's mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur's properties as filed on SEDAR at sedar.com.

Average Spot Prices

	3Q 2019	2Q 2019	1Q 2019	4Q 2018	3Q 2018
Average Gold Spot Price Per Ounce	$1,472	$1,309	$1,304	$1,226	$1,213
Average Silver Spot Price Per Ounce	$16.98	$14.88	$15.57	$14.54	$15.02
Average Zinc Spot Price Per Pound	$1.07	$1.25	$1.23	$1.19	$1.15
Average Lead Spot Price Per Pound	$0.92	$0.85	$0.92	$0.89	$0.95

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603
Attention: Paul DePartout, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com